CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No. 333-112570, 333-127990, 333-129124, 333-133939, 333-137645, 333-140872, 333-147612, 333-160107, and 333-160108 on Form S-8 of our report dated April 14, 2010, relating to the financial statements of Quest Minerals & Mining Corp., which appear in this Annual Report on Form 10-K of Quest Minerals & Mining Corp. for the years ended December 31, 2009 and 2008.

/s/ RBSM, LLP

RBSM, LLP
New York, New York

April 14, 2010